EXHIBIT 23


                     CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Fom S-8 of our report dated July 10, 1996, except as to the reverse stock split described in Note 8 which is as of August 12, 1996, and except as to the completed stock offering as described in Note 1, which is as of December 20, 1996, relating to the financial statements of Microvision, Inc., which appears on page F-2 of the Prospectus constituting part of the use in the Prospectus constituting part of the Post-Effective Amendment to the Registration Statement on Form SB-2.


PRICE WATERHOUSE LLP

Seattle, Washington
December 20, 1996